Exhibit 99.1

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES ELECTS ROBERT C. FRENZEL TO BOARD OF DIRECTORS

St. Paul, Minn. – March 13, 2018 – Patterson Companies (Nasdaq: PDCO) today announced that Robert C. Frenzel, executive vice president and chief financial officer of Xcel Energy, has been elected to the Patterson Companies board of directors, effective immediately. Mr. Frenzel will serve on the board’s Audit Committee and Finance & Corporate Development Committee.

“We are pleased to welcome Bob Frenzel to our board of directors,” said John D. Buck, chairman of the board of Patterson Companies. “Bob is a proven leader and experienced advisor, with expertise in finance, strategy and development. He is an excellent addition to Patterson’s board, and I am confident the company will benefit greatly from his counsel.”

Mr. Frenzel will replace Sarena S. Lin, whose offer to resign was accepted by the board after it determined she would no longer be independent based on her role with a new employer.

Mr. Buck continued, “We are grateful to Sarena for her many contributions to the board over the past four years, and wish her all the best in her new position.”

Robert C. Frenzel Biography

Mr. Frenzel has served as executive vice president and chief financial officer of Xcel Energy since 2016, and leads the finance functions of Xcel and its subsidiary companies. Mr. Frenzel joined Xcel from Luminant, a subsidiary of Energy Future Holdings, Inc. At Luminant, he served as senior vice president and chief financial officer and, previously, senior vice president of Strategy and Corporate Development. Earlier in his career, Mr. Frenzel advised corporate clients on strategic and financial transactions as a vice president in the Investment Banking Division at Goldman Sachs, and consulted in the strategy, finance, and economics practice at Arthur Andersen.

Mr. Frenzel also served in the United States Navy for six years as a nuclear engineering officer and weapons officer, and was promoted to lieutenant commander in the Navy Reserve following active duty. Mr. Frenzel earned a B.S. in industrial engineering from Georgia Tech, and an M.B.A. from the University of Chicago Booth School of Business.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) is a value-added distributor serving the dental and animal health markets.

Dental Market

Patterson’s Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market

Patterson’s Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.

CONTACT:	John M. Wright, Investor Relations
COMPANY:	Patterson Companies Inc.
TEL:	651.686.1364
EMAIL:	john.wright@pattersoncompanies.com
WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

# # #